The Swiss Helvetia Fund, Inc. (“SWZ”)

Exhibit 77 Q(2)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and Section 30(h) of the Investment Company
Act 1940, as amended require each Fund's directors and executive officers, certain persons affiliated with
Schroder Investment Management North America Inc. and persons who beneficially own more than 10% of a registered class of each Fund's securities to file reports of ownership and changes of ownership with the Securities and
Exchange Commission and the New York Stock Exchange and to furnish each Fund with copies of such forms they file.

Based solely upon its review of the copies of such forms received by it and written representations from certain of such persons, the Fund believes that during 2016 all transactions required to be reported were reported in a timely manner with the exception of the following: Jay S. Calhoun, an Independent Director of the Fund, failed to file a Form 4 in a timely manner.